Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.300.29520-8 Publicly-Held Company

MATERIAL FACT

Adoption of an Injunction by ANATEL

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to Article157, paragraph 4, of Law No. 6.404/76 (“Brazilian Corporation Law”) and the terms of CVM Instruction No. 358/02, informs its shareholders and the Market in general that, on this date, the National Telecommunications Agency (Agência Nacional de Telecomunicações – ANATEL) decided, in Decision Order No. 17/2016/SEI/CPOE/SCP, among other matters:

(i) To suspend, in the deliberations of the Company and its subsidiaries and affiliated companies, the exercise of voting and veto rights by the new members of the Company's Board of Directors appointed by the shareholder Société Mondiale Fundo de Investimento em Ações (“Societé”) in the resolutions of the Board of Directors, Management or equivalent corporate bodies;

(ii) To prohibit the participation of members of the Company’s Board of Directors appointed by Societé in the Board of Directors or Management of the Company and its subsidiaries and affiliates;

(iii) To prohibit the participation of Société’s representatives in the management or in the operation of the Company and its subsidiaries and affiliates;

(iv) To order the Company to notify the Superintendence of Competition, on the date the meeting of the Board of Directors is convened, so that such Superintendence may, upon request, send a representative to attend the meeting;

(v) To order the Company to send a copy of the minutes of the meetings of the Board of Directors to the Superintendence of Competition, within a period of up to 2 business days after the minutes are signed;

(vi) To order the Company, in the event of violation of the instructions granted, to pay a fine in the amount of R$50,000,000.00 for each meeting of the Company’s Board of Directors, Management or equivalent corporate bodies, in which the exercise of corporate rights by the members of the Company's Board of Directors appointed by Société or by participation in the management or operation of the Company is verified, without prejudice to other applicable sanctions.

The Decision Order can be found in its entirety attached to this Material Fact.

The Company will keep its shareholders and the market informed of the development of the subject matter of this Material Fact.

Rio de Janeiro, November 8, 2016.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

Electronic Service Bulletin dated 11/08/2016

NATIONAL TELECOMMUNICATIONS AGENCY

DECISION ORDER No. 17/2016/SEI/CPOE/SCP

Proceeding No. 53500.027104/2016‐62

Parties: OI S.A., OI MÓVEL S.A., TELEMAR NORTE LESTE S.A.

THE SUPERINTENDENCE OF COMPETITION OF THE NATIONAL TELECOMMUNICATIONS AGENCY (AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES), in exercise of its legal and regulatory powers, especially as provided in Article 159 of the Internal Rules of Anatel, approved by Resolution No. 612 of April 29, 2013, examining the records of the captioned Proceeding,

CONSIDERING news published in the press concerning the holding of a meeting of Oi S.A.’s Board of Directors, on October 26, 2016, with the participation of an alternate member of Oi S.A.’s Board of Directors, appointed in Meeting No. 144 on September 14, 2016 and appointed by the Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., despite the assumption of the position conditioned on the prior consent of Anatel, according to the requests for prior consent recorded in Administrative Proceeding No. 53508.003900/2016-30;

CONSIDERING that, the participation of an alternate member of Oi S.A.’s Board of Directors on October 26, 2016, prior to the conclusion of the prior approvals filed in Proceeding No. 53508.003900/2016-30, strongly indicates transfer of Control of Oi S.A., without prior express consent of the Board of Directors of this Agency, which is why the General Control Obligations Management (Gerência de Controle de Obrigações Gerais– COGE) of the Superintendency of Obligations Control communicated the adoption of the necessary measures to assess the evidence of non-compliance with Resolution No. 101/1999 by Oi S.A. via Memorandum No. 256/2016/SEI/CPOE/SCP, dated November 7, 2016;

CONSIDERING that the exercise of corporate voting rights by the members and alternate members of Oi S.A.’s Board of Directors, appointed by Société, solidifies the entry of Société into the control block of Oi S.A., pursuant to Resolution No. 101/1999, and, therefore, such exercise could only be effected after the prior approvals had been granted by the Board of Directors of this Agency;

CONSIDERING that the General Telecommunications Law (Lei Geral de Telecomunicações- LGT), in its Article 97 provides that the transfer of control of the concessionaire must be subject to prior approval by the regulatory body and approval for the realization of such a transfer will only be granted if the measure is not detrimental to competition and does not jeopardize the performance of the concession contract;

CONSIDERING that the Board of Directors of Anatel must assess whether the transfer of control of Oi S.A., subject of Proceeding No. 53508.003900;2016-30, will not be anticompetitive and will not jeopardize the services rendered by the Oi Group;

CONSIDERING that Article 45 of Law No. 9,784/99 determines that an injunction may be granted for the cessation of a particular practice, once the likelihood of success on the merits (fumus boni iuris) and the danger of irreparable delay (periculum in mora) have been established and that the Internal Rules of Anatel, approved by Resolution No. 612, dated May 2, 2013, also provide, in Article 52, for the adoption of injunctions to prevent grave and irreparable harm or difficult recovery;

CONSIDERING that there are strong indications of conduct contrary to the LGT, the Concession Agreement, the Terms of Authorization and the sectorial regulations, indicating the transfer of control of Oi S.A. without prior consent from Anatel, there must be a measure that ceases exercise of control without the prior consent of the Agency, such that the Procedure for the Application of Administrative Sanctions - PADO No. 53500.027098 / 2016-43 was issued, against Oi S.A., in order to establish the facts disclosed in the news published in the press, which substantiated the transfer of control of Oi S.A. without the prior consent of this Regulatory Body;

CONSIDERING that the conduct, in addition to being contrary to the regulations, violates the legality of the Anatel’s function, since, until the present moment, there has been no formal pronouncement by this Agency regarding the granting or not of prior consent for the transfer of control of the Oi S.A., which prevents the new Oi S.A. controllers, appointed by Société, from exercising their corporate voting rights in the Board of Directors, Management or equivalent corporate bodies of OI S.A.;

CONSIDERING the necessity of adopting an urgent measure in order to cease the exercise of control, so that the future decision of this Regulating Body regarding the prior consent, subject of Proceeding No. 53508.003900 / 2016-30, may have its integrity guaranteed, and that the guidelines on the matter are fully complied with;

CONSIDERING that Oi S.A. and its subsidiaries and Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., were repeatedly informed by this Agency that it would not be possible to exercise the power of control until it was granted prior consent from Anatel;

CONSIDERING that the necessary requirements for the adoption of an injunction (fumus boni iures and periculum in mora) are present, in addition to the fact that the companies of the Oi Group, which are undergoing a judicial reorganization process, an urgent measure is required on the part of the Agency in order to preserve the subject of the concessions granted by the group;

CONSIDERING the terms of Report No. 93/2016/SEI/CPOE/SCP, dated November 7, 2016, SEI No.  0942079;

WE HEREBY DECIDE:

1. To suspend, in the deliberations of the Company and its subsidiaries and affiliated companies, the exercise of voting and veto rights by the new members of the Company's Board of Directors appointed by the shareholder Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., in the resolutions of the Board of Directors, Management or equivalent corporate bodies;

2. To prohibit the participation of members appointed by Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., in the Board of Directors or Management of the Company and its subsidiaries and affiliates;

3. To prohibit the participation of the representatives of Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., in the management or in the operation of the Company and its subsidiaries and affiliates;

4. To order Oi S.A. to notify the Superintendence of Competition, on the date the meeting of the Board of Directors is convened, so that such Superintendence may, upon request, send a representative to attend the meeting;

5. To order Oi S.A. to send a copy of the minutes of the meetings of the Board of Directors to the Superintendence of Competition, within a period of up to two (2) business days after the minutes are signed;

6. To order Oi S.A., based on the Annex to the Regulations for the Application of Administrative Sanctions, approved by Resolution No. 589/2012, in the event of violation of the orders contained in the Precautionary Measures addressed herein, to make a payment of R$50,000,000.00 (fifty million Reais), for each Meeting of Oi S.A.’s  Board of Directors, Management, or equivalent corporate bodies, in which the exercise of the corporate voting rights by the members of Oi S.A.’s Board of Directors appointed by Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda., or by participation in the management or operation of Oi S.A., without prejudice to other applicable sanctions at the end of the instruction of the eventual PADO to be instituted it noncompliance with this order is observed.

7. To Notify Oi S.A. and Société Mondiale Fundo de Investimento em Ações, represented by its manager Bridge Administradora de Recursos Ltda, of the content of this order in its entirety.

Document electronically signed by Carlos Manuel Baigorri, Superintendent of Competition on 11/8/2016, at 10:14 a.m., official Brasília time, pursuant to Article 30, II, of Anatel Ordinance No.1,476/2014.